Exhibit 10.2
AMERICAN REPROGRAPHICS COMPANY ANNOUNCES
REFINANCING OF SECOND LIEN CREDIT AGREEMENT
~ New Debt Structure Provides Credit At More Favorable Rates ~
GLENDALE, California (December 21, 2005) — American Reprographics Company (NYSE: ARP), the nation’s leading provider of reprographic services and technology, today announced the refinancing of its Second Lien Credit and Guaranty Agreement, which will save the Company more than $8 million annually on a pre-tax basis under the new interest rate and current outstanding balance. The Company expanded its first lien credit facility to pay off in full the borrowings under the original second lien credit facility.
S. “Mohan” Chandramohan, Chairman and Chief Executive Officer of American Reprographics Company said, “We’ve been eagerly anticipating the reduction of prepayment penalties on our second lien debt agreement in order to restructure our credit facilities and lower our interest payments. We are gratified to have completed the refinancing before the end of the year. The new debt structure will give us greater financial flexibility going forward as it strengthens our capital structure and supports the company’s short and long-term operational goals.”
The amended first lien credit agreement provides for senior secured credit facilities aggregating up to $310,600,000, consisting of a $280,600,000 term loan facility and a $30,000,000 revolving credit facility. The Company used proceeds from the completed incremental new term loan, in the amount of $157,500,000, to prepay in full all principal and interest payable under the Second Lien Credit and Guaranty Agreement dated December 18, 2003. The remaining balance of $50,000,000 in the increased term loan facility is available for the Company’s use subject to the terms of the amended first lien credit facility.
The Company’s obligations are guaranteed by its domestic subsidiaries and, subject to certain limited exceptions, are secured by first priority security interests granted in all of the Company’s and the guarantor’s personal and real property, and 65% of the assets of its foreign subsidiaries. Term loans are amortized over the term with the final payment due June 18, 2009. Amounts borrowed under the revolving credit facility must be repaid by December 18, 2008.
In the fourth quarter of 2005, American Reprographics Company will incur pre-tax prepayment penalties of approximately $4 million associated with the pay-off of the borrowings under the Second Lien Credit and Guaranty Agreement. During the same period the Company will also write off pre-tax deferred financing costs of approximately $5.3 million associated with the amended first lien credit agreement.
About American Reprographics Company
American Reprographics Company is the leading reprographics company in the United States providing business-to-business document management services to the architectural, engineering and construction, or AEC industries. The Company provides these services to companies in non-AEC industries, such as technology, financial services, retail, entertainment, and food and hospitality, which also require sophisticated document management services. American Reprographics Company provides its core services through its suite of reprographics technology products, a network of more than 200 locally-branded reprographics service centers across the U.S., and on-site at their customers’ locations. The Company’s service centers are arranged in a hub and satellite structure and are digitally connected as a cohesive network, allowing the provision of services both locally and nationally to more than 65,000 active customers.
Forward-Looking Statements Disclaimer
This press release contains forward-looking statements that fall within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding future events and the future financial performance of the Company. Words such as “believe,” “expect,” “may,” “anticipate” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding positive operating or financial results due to changes in the Company’s capital structure, favorable overall macroeconomic trends, positive trends in the architectural, engineering and construction industries, our continuing to open new locations and entrance into new markets, continued success in implementing our major strategic initiatives, and 2005 revenue and earnings per share estimates. We wish to caution you that such statements are only predictions and actual results may differ materially as a result of risks and uncertainties that pertain to our business. These risks and uncertainties include, among others:
•	Future downturns in the architectural, engineering and construction industries could diminish demand for our products and services
•	Competition in our industry and innovation by our competitors may hinder our ability to execute our business strategy and maintain our profitability
•	Failure to anticipate and adapt to future changes in our industry could harm our competitive position
•	Failure to manage our acquisitions, including our inability to integrate and merge the business operations of the acquired companies, and failure to retain key personnel and customers of acquired companies could have a negative affect on our future performance, results of operations and financial condition
•	Dependence on certain key vendors for equipment, maintenance services and supplies, could make us vulnerable to supply shortages and price fluctuations
•	Damage or disruption to our facilities, our technology centers, our vendors or a majority of our customers could impair our ability to effectively provide our services and may have a significant impact on our revenues, expenses and financial condition
•	If we fail to continue to develop and introduce new services successfully, our competitive positioning and our ability to grow our business could be harmed.
The foregoing list of risks and uncertainties is illustrative but is by no means exhaustive. For more information on factors that may affect future performance, please review our SEC filings, specifically our Quarterly Report on Form 10-Q for the quarters ended September 30, 2005, June 30, 2005 and March 31, 2005, our Annual Report on Form 10-K for the year ended December 31, 2004 and our final prospectus dated February 3, 2005. These documents contain important risk factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. These forward-looking statements are based on information as of December 21, 2005, and except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements.